Audiovox Specialized Applications,
LLC And Subsidiary
(A Limited Liability Company)

Consolidated Financial Report

11.30.2007

McGladrey & Pullen
Certified Public Accountants

McGladrey & Pullen, LLP is a member firm of RSM International
-- an affiliation of separate and independent legal entities.

Report of Independent Registered Public Accounting Firm

To the Members
Audiovox Specialized Applications, LLC and Subsidiary
Elkhart, Indiana

We have audited the consolidated balance sheets of Audiovox Specialized Applications, LLC and Subsidiary as of November 30, 2007 and 2006, and the related consolidated statements of income, members' equity, and cash flows for each of the three years in the period ended November 30, 2007.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provided a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Audiovox Specialized Applications, LLC and Subsidiary as of November 30, 2007 and 2006 and the results of their operations and their cash flows for each of the three years in the period ended November 30, 2007, in conformity with U.S. generally accepted accounting principles.

/s/ McGladrey & Pullen, LLP

Elkhart, Indiana
March 31, 2008

Audiovox Specialized Applications, LLC and Subsidiary
(A Limited Liability Company)

Consolidated Balance Sheets
November 30, 2007 and 2006

	2007	2006

ASSETS

Current Assets
Cash and cash equivalents	$1,267,393	$1,017,540
Available-for-sale securities	4,900,000	3,570,000
Trade receivables	5,411,975	4,849,471
Inventories	15,181,445	15,018,215
Prepaid expenses	135,982	115,530
Total current assets	26,896,795	24,570,756

Leasehold Improvements and Equipment at depreciated cost	2,122,580	1,850,088

Intangible Assets, trademark rights	2,647,623	2,647,623
	$31,666,998	$29,068,467

LIABILITIES AND MEMBERS' EQUITY

Current Liabilities
Accounts payable	$1,541,118	$2,078,898
Accrued expenses:
Payroll and related taxes	1,457,057	1,214,604
Warranty	2,457,000	2,307,000
Other	83,165	131,117
Total current liabilities	5,538,340	5,731,619

Commitments and Contingencies

Members' Equity	26,128,658	23,336,848
	$31,666,998	$29,068,467

See Notes to Financial Statements

Audiovox Specialized Applications, LLC and Subsidiary
(A Limited Liability Company)

Consolidated Statements of Income
November 30, 2007, 2006 and 2005

	2007	2006	2005

Net sales	$71,368,141	$57,142,023	$49,794,847

Cost of goods sold	56,006,751	43,814,678	37,917,202

Gross profit	15,361,390	13,327,345	11,877,645

Selling, general and administrative expenses	8,583,032	7,824,861	7,365,886

Operating income	6,778,358	5,502,484	4,511,759

Nonoperating income (expense):
Investment income	103,449	292,623	204,707
Interest expense	(574)	-	(70)
	102,875	292,623	204,637
Net income	$6,881,233	$5,795,107	$4,716,396

See Notes to Financial Statements

Audiovox Specialized Applications, LLC and Subsidiary
(A Limited Liability Company)

Consolidated Statements of Members' Equity
November 30, 2007, 2006 and 2005

	2007	2006	2005

Balance, beginning	$23,336,848	$24,145,549	$21,723,411
Net income	6,881,233	5,795,107	4,716,396
Member distributions	(4,089,423)	(6,603,808)	(2,294,258)
Balance, ending	$26,128,658	$23,336,848	$24,145,549

See Notes to Financial Statements

Audiovox Specialized Applications, LLC and Subsidiary
(A Limited Liability Company)

Consolidated Statements of Cash Flows
November 30, 2007, 2006 and 2005

	2007	2006	2005

Cash Flows From Operating Activities
Net income	$6,881,233	$5,795,107	$4,716,396
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	813,970	669,795	555,143
Loss on sale of equipment	234,282	25,203	28,967
Change in assets and liabilities:
Decrease (increase) in:
Trade receivables	(562,504)	(914,946)	872,117
Inventories	(163,230)	(5,905,969)	835,546
Prepaid expenses	(20,452)	(5,415)	29,417
Increase (decrease) in:
Accounts payable	(537,780)	556,328	(53,693)
Accrued expenses	344,501	436,482	82,514
Net cash provided by operating activities	6,990,020	656,585	7,066,407

Cash Flows From Investing Activities
Proceeds on sale of equipment	6,660	3,813	12,111
Purchase of leasehold improvements and equipment	(1,327,404)	(838,513)	(529,177)
Proceeds from sale of available-for-sale securities	10,870,000	19,529,850	5,435,000
Purchase of available-for-sale securities	(12,200,000)	(12,849,850)	(10,250,000)
Net cash provided by (used in) investing activities	(2,650,744)	5,845,300	(5,332,066)

Cash Flows From Financing Activities
Member distributions	(4,089,423)	(6,603,808)	(2,294,258)
Increase (decrease) in cash and cash equivalents	249,853	(101,923)	(559,917)

Cash and cash equivalents, beginning	1,017,540	1,119,463	1,679,380

Cash and cash equivalents, ending	$1,267,393	$1,017,540	$1,119,463

See Notes to Financial Statements

Audiovox Specialized Applications, LLC And Subsidiary
(A Limited Liability Company)

Notes To Financial Statements

Note 1.	Nature of Business and Significant Accounting Policies

Nature of business:

Audiovox Specialized Applications (the “Company”) "The Mobile Electronics Company" is an international supplier of mobile electronics in certain niche markets in the Automotive Industry including: Recreational Vehicle, Van/SUV Conversion, Commercial Vehicle, Heavy Duty Truck, Agricultural, Construction, Bus, Limousine, and Marine industries.  Its proprietary line of products include: Flexvision LCD Entertainment Systems, including DVD and video cassette players; Voyager Rear Observation and Bus Monitor/PA Systems and radios; Nextgen Modular Chassis Systems; Aquatronics Marine Radios, Speakers, and Housings; Jensen Marine Radios, Speakers and Housings and other Audio/Video Products; and Heavy Duty Systems, Radios and other Audio Products.  These products are sold to customers throughout the world, generally on 30-day terms.  ASA is headquartered in Elkhart, Indiana and has a public distribution center in California.

Significant accounting policies:

Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Principles of consolidation:

The consolidated financial statements include the accounts of the Company and CruiseTV, LLC ("CruiseTV") a wholly-owned subsidiary.  All significant intercompany accounts have been eliminated in consolidation.

Revenue recognition:

The Company recognizes revenue from product sales at the time of passage of title and risk of loss to the customer either at F.O.B. Shipping Point or F.O.B. Destination, based upon terms established with the customer.  The Company's selling price is fixed and determined at the time of shipment and collectibility is reasonably assured and not contingent upon the customer's resale of the product.  The customers are generally not given rights of return.  In the event customers are granted rights of return, the Company estimates and records an allowance for future returns.  At November 30, 2007 and 2006 no such allowance was deemed necessary.  The product sale is not subject to acceptance or installation by Company or customer personnel.

The Company recognizes shipping costs in selling, general and administrative in the accompanying statements of income.  Shipping costs for the years ended November 30, 2007, 2006 and 2005 were approximately $487,000; $518,000 and $403,000, respectively.

The Company recognizes royalty revenue at the time the related product is purchased by Audiovox Corporation ("Audiovox"), a member of ASA.  Total royalty revenue under this agreement for the years ended November 30, 2007, 2006, and 2005 was approximately $831,000, $649,000 and $871,000, respectively.

Audiovox Specialized Applications, LLC And Subsidiary
(A Limited Liability Company)

Notes To Financial Statements

All sales transactions are denominated in U.S. dollars.

Sales incentives:

The Company offers sales incentives to its customers primarily in the form of co-operative advertising allowances and rebates.  The Company accounts for sales incentives in accordance with EITF 01-9, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of Vendor’s Products)” (EITF 01-9).  All significant sales incentives require the customer to purchase the Company’s products during a specified period of time.  Claims are settled either by the customer claiming a deduction against an outstanding account receivable or by the customer requesting a check.  Rebates and co-op advertising allowances offered to customers require that product be purchased during a specified period of time.  The amount offered is generally based upon a fixed percentage of sales revenue to the customer.  Since the rebate percentage is generally fixed, the Company records the related rebate at the time of sale.

Members' equity:

In accordance with the generally accepted method of presenting limited liability company financial statements, the accompanying financial statements do not include other corporate assets and liabilities of the members, including their obligation for income taxes on the net income of the limited liability company nor any provision for income tax expense.

It is the Company's intent to distribute funds to members to cover their income tax liabilities.  No provision has been made for any material distributions which may be made subsequent to the balance sheet date.

Subsequent to November 30, 2007, the Company paid approximately $1,010,000 of member distributions.

The LLC operating agreement does not provide for separate classes of ownership.  The members share equally in all LLC events and the related member accounts are considered equal on a fair value basis.

Cash and cash equivalents:

For purposes of the statement of cash flows, the Company considers investments in various repurchase agreements with its bank, money market accounts and highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.  Cash equivalents amounted to approximately $979,000 and $888,000 for the years ended November 30, 2007 and 2006 respectively.

The Company maintains its cash accounts in amounts which, at times, may be in excess of insurance limits provided by the Federal Deposit Insurance Corporation.

Available-for-sale securities:

Available-for-sale securities consist of investments in marketable debt securities.  Debt securities consist primarily of obligations of municipalities.

Audiovox Specialized Applications, LLC And Subsidiary
(A Limited Liability Company)

Notes To Financial Statements

The Company accounts for these investments in accordance with Financial Accounting Standards Board (“FASB”) Statement No. 115.  Management determines the appropriate classification of securities at the date individual investment securities are acquired and the appropriateness of such classification is reassessed at each balance sheet date.  Since the Company neither buys investment securities in anticipation of short-term fluctuation in market prices nor commits to holding debt securities to their maturities, the investments in debt securities have been classified as available-for-sale in accordance with Statement No. 115.  Available-for-sale securities are stated at fair value, and unrealized holding gains and losses, if any, are reported as a separate component of members' equity.

The amount classified as current assets on the accompanying balance sheets represents the amount of marketable debt securities expected to be sold during the next year.

A decline in the market value of any available-for-sale security below cost that is deemed other-than-temporary results in a reduction in carrying amount to fair value.  The impairment is charged to earnings and a new cost basis for the security is established.  The Company considers numerous factors, on a case by case basis, in evaluating whether the decline in market value of an available-for-sale security below cost is other-than-temporary.  Such factors include, but are not limited to, (i) the length of time and the extent to which the market value has been less than cost; (ii) the financial condition and the near-term prospects of the issuer or the investment; and (iii) whether the Company’s intent to retain the investment for the period of time is sufficient to allow for any anticipated recovery in market value.

Trade receivables:

Trade receivables are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis.  Trade receivables in the accompanying balance sheets at November 30, 2007and 2006 are stated net of an allowance for doubtful accounts of approximately $166,000 and $50,000 respectively.  Management determines the allowance for doubtful accounts by identifying troubled accounts and by using historical experience applied to an aging of accounts.  Trade receivables are written off when deemed uncollectible.  Recoveries of trade receivables previously written off are recorded when received.  Generally, a trade receivable is considered to be past due if any portion of the receivable balance is outstanding for more than 30 days.

Inventories:

The Company values its inventory at the lower of the actual cost to purchase (primarily on a weighted moving average basis) and/or the current estimated market value of the inventory less expected costs to sell the inventory.  The Company regularly reviews inventory quantities on-hand and records a provision for excess and obsolete inventory based primarily from selling prices, indications from customers based upon current price negotiations and purchase orders.  The Company’s industry is characterized by rapid technological change and frequent new product introductions that could result in an increase in the amount of obsolete inventory quantities on-hand.

Audiovox Specialized Applications, LLC And Subsidiary
(A Limited Liability Company)

Notes To Financial Statements

Depreciation:

Depreciation of leasehold improvements is computed over the lesser of the underlying lease term or the estimated useful lives and equipment is computed principally by the straight-line method over the following estimated useful lives:

Years
Leasehold improvements	5-9
Machinery and equipment	5-10
Tooling and molding	3
Transportation equipment	5
Office furniture and fixtures	10
Computer equipment	3-5
Booth displays	7

Warranties:

The Company provides a limited warranty primarily for a period of up to three years for its products.  The Company’s standard warranties require the Company, the original equipment manufacturer or its dealers to repair or replace defective products during such warranty periods at no cost to the consumer.  The Company estimates the costs that may be incurred under its basic limited warranty and records a liability in the amount of such costs at the time product revenue is recognized.  The related expense is recorded as cost of goods sold in the accompanying statements of income.  Factors that affect the Company’s warranty liability include the number of units sold, historical and anticipated rates of warranty claims, the historical lag time between product sales and product claims, and cost per claim.  The Company periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary.  The Company utilizes historical trends and analytical tools to assist in determining the appropriate loss reserve levels.

Changes in the Company’s warranty liability during the years ended November 30, 2007, 2006, and 2005 are as follows:

	2007	2006	2005

Balance, beginning	$2,307,000	$2,390,000	$2,182,000
Accruals for products sold	2,497,155	1,671,385	1,627,396
Payments made	(2,347,155)	(1,754,385)	(1,419,396)
Balance, ending	$2,457,000	$2,307,000	$2,390,000

Income taxes:

As a limited liability Company, the Company’s taxable income is allocated to members in accordance with their respective percentage ownership.  Therefore, no provision or liability for income taxes has been included in the financial statements.

Audiovox Specialized Applications, LLC And Subsidiary
(A Limited Liability Company)

Notes To Financial Statements

Advertising costs:

The Company expenses the cost of advertising (including trade shows), as incurred.  Advertising costs in the accompanying statements of income were approximately $629,000, $576,000 and $819,000, for the years ended November 30, 2007, 2006, and 2005 respectively.

Long-lived assets, goodwill and other intangible assets:

In July 2001, the FASB issued Statement of Financial Accounting Standard (“SFAS”) No. 141, “Business Combinations”, and SFAS No. 142. SFAS No. 141 requires that the purchase method of accounting be used for all future business combinations and specifies criteria intangible assets acquired in a business combination must meet to be recognized and reported apart from goodwill.

SFAS No. 142, “Goodwill and Other Intangible Assets”, requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually or more frequently if an event occurs or circumstances change that could more likely than not reduce the fair value of a reporting unit below its carrying amount.

As a result of adopting the provisions of SFAS No. 142, the Company did not record amortization expense relating to its goodwill or its trademark rights. For intangible assets with indefinite lives, including goodwill, the Company performed its annual impairment test.  There was no impairment on the trademark rights for the years ended November 30, 2007, 2006 and 2005.

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company reviews its long-lived assets periodically to determine potential impairment by comparing the carrying value of the long-lived assets with the estimated future net undiscounted cash flows expected to result from the use of the assets, including cash flows from disposition.  Should the sum of the expected future net cash flows be less than the carrying value, the Company would recognize an impairment loss at that date.  An impairment loss would be measured by comparing the amount by which the carrying value exceeds the fair value of the long-lived assets.  There was no impairment of long-lived assets for the years ended November 30, 2007, 2006 and 2005.

New accounting pronouncements:

In June 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement 109”.  FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes”. FIN 48 prescribes a comprehensive model for recognizing, measuring, presenting and disclosing in the financial statements tax positions taken or expected to be taken on a tax return. If there are changes in net assets as a result of application of FIN 48 these will be accounted for as an adjustment to the opening balance of retained earnings. Additional disclosures about the amounts of such liabilities will be required also. In February 2008, the FASB delayed the effective date of FIN 48 for certain nonpublic enterprises to annual financial statements for fiscal years beginning after December 15, 2007. The Company will be required to adopt FIN 48 in its 2008 annual financial statements.  Management is currently assessing the impact of FIN 48 on its consolidated financial position and results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”.  This statement clarifies the definition of fair value, establishes a framework for measuring fair value and expands the disclosures on fair value measurements.  SFAS No. 157 is effective for fiscal years beginning after November 15, 2007.  The Company is currently evaluating the impact that this statement will have on its financial position or results of operations.

Audiovox Specialized Applications, LLC And Subsidiary
(A Limited Liability Company)

Notes To Financial Statements

Note 2.	Available-For-Sale Securities

The following is a summary of the Company's investment securities as of November 30, 2007 and 2006:

2007
		Gross	Gross
		Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

Government bonds	$4,900,000	$-	$-	$4,900,000

2005
		Gross	Gross
		Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

Government bonds	$3,570,000	$-	$-	$3,570,000

The cost and fair value of debt securities by contractual maturities as of November 30, 2007 are as follows:

		Fair
	Cost	Value

Due after three years	$4,900,000	$4,900,000

Expected maturities may differ from contractual maturities because the issuers of certain debt securities have the right to prepay their obligations without penalty.  The investments consist of variable rate municipal bonds containing put options of 7 days or less.  The put option and variable rate allow the bonds to trade at face value.

A summary of proceeds from the sale of available-for-sale securities and investment earnings for the years ended November 30, 2007, 2006, and 2005 is as follows:

	2007	2006	2005

Proceeds from the sale of available-for-sale securities	$10,870,000	$19,529,850	$5,435,000

Interest earned	103,449	292,623	204,707

Audiovox Specialized Applications, LLC And Subsidiary
(A Limited Liability Company)

Notes To Financial Statements

Note 3.	Leasehold Improvements and Equipment

The cost of leasehold improvements and equipment and the related accumulated depreciation at November 30, 2007 and 2006 are as follows:

	2007	2006

Leasehold improvements	$1,012,313	$798,267
Machinery and equipment	1,219,853	978,244
Tooling and molding	847,807	754,954
Transportation equipment	402,707	342,155
Office furniture and fixtures	374,282	359,377
Computer equipment	871,681	761,106
Booth displays	215,965	226,307
Construction in progress	154,309	74,290
	5,098,917	4,294,700
Less accumulated depreciation	2,976,337	2,444,612
	$2,122,580	$1,850,088

Note 4.	Pledged Assets and Notes Payable

The terms of a loan agreement with a bank permit the Company to borrow a maximum of $17,000,000, subject to a borrowing base determined by eligible accounts receivable and inventories as defined by the agreement.  At November 30, 2007, no amount was outstanding under this agreement.  Borrowings under the agreement bear interest at prime minus 1.25% or LIBOR plus an applicable margin, at the Company's option, are collateralized by accounts receivable, inventories, and equipment, and are due on demand.

Note 5.	Major Vendors

For the years ended November 30, 2007, 2006, and 2005, the Company purchased approximately 65%, 56% and 56% respectively of its products for resale from five vendors, two of which were the same in all three years.

Note 6.	Transactions with Related Parties and Lease Commitments

The Company is affiliated with various entities through common ownership by Audiovox.  Transactions with Audiovox and related entities for the years ended November 30, 2007, 2006, and 2005 are approximately as follows:

	2007	2006	2005

Net product sales	$144,000	$210,000	$573,000
Royalty revenue	831,000	649,000	871,000
Purchases	879,000	1,248,000	1,404,000

Audiovox Specialized Applications, LLC And Subsidiary
(A Limited Liability Company)

Notes To Financial Statements

The Company has a royalty agreement with Audiovox whereby the Company earns a 3% royalty on the member's purchases of certain mobile video product from a third party.  The related revenue has been included in net sales on the income statement.

At November 30, 2007 and 2006, amounts included in trade receivables and accounts payable resulting from the above transactions are as follows:

	2007	2006

Trade receivables	$143,490	$108,136
Accounts payable	359,376	541,559

At November 30, 2007, the Company leases warehouse, manufacturing, and office facilities from Irions Investments, LLC, an entity related through common ownership, for approximately $41,000 per month, plus the payment of property taxes, normal maintenance, and insurance on the property under an agreement which expires August 2016, with two five-year options to extend, at the Company's discretion.

The Company leases certain equipment and buildings from unrelated parties under agreements that require monthly payments totaling approximately $2,300 and expire through October 2010.

The total rental expense included in the income statements for the years ended November 30, 2007, 2006, and 2005 is approximately $522,000, $507,000 and $576,000, respectively, of which approximately $484,000, $476,000 and $521,000, respectively was paid to Irions Investments, LLC.

The total approximate minimum rental commitment at November 30, 2007 under the leases is due as follows:

	Related Party	Other	Total

During the year ending November 30,
2008	$494,000	$28,000	$522,000
2009	494,000	19,000	513,000
2010	494,000	8,000	502,000
2011	494,000	-	494,000
2012	494,000	-	494,000
Thereafter	1,852,000	-	1,852,000
	$4,322,000	$55,000	$4,377,000

Note 7.	Employee Benefit Plans

The Company has a profit-sharing and 401(k) plan for the benefit of all eligible employees.  The Company's contributions are discretionary and are limited to amounts deductible for federal income tax purposes.  Discretionary contributions were approximately $352,000, $290,000 and $204,000, for the years ended November 30, 2007, 2006 and 2005 respectively.

The Company also maintains a discretionary employee bonus plan for the benefit of its key executive, operating officers, managers and select salespersons.  The Company has paid or accrued bonuses of approximately $1,622,000, $1,386,000 and $884,000, during the years ended November 30, 2007, 2006 and 2005, respectively.

Audiovox Specialized Applications, LLC And Subsidiary
(A Limited Liability Company)

Notes To Financial Statements

The Company has a health plan for its employees, which is self-insured for medical and pharmaceutical claims up to $35,000 per participant and approximately $423,000 annually in aggregate.  The excess loss portion of the employees' coverage has been reinsured with a commercial carrier.

Note 8.	Litigation

The Company has pending legal proceedings.  These proceedings are, in the opinion of management, ordinary routine matters incidental to the normal business conducted by the Company.  In the opinion of management, the ultimate disposition of such proceedings are not expected to have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

Note 9.	Major Customer

Net sales to a customer comprising 10% or more of total net sales for the year ended November 30, 2007 total approximately $9,004,000.  The related trade receivables balances due from that customer at November 30, 2007 were approximately $442,000.  There were no major customers for the years ended November 30, 2006 and 2005.